Exhibit 23.5

CONSENT OF APSIS CONSULTORIA EMPRESARIAL LTDA.

We hereby consent to the inclusion of (1) our Valuation Reports of Market Value of Shareholders’ Equity of Brasil Telecom and Brasil Telecom Holding (RJ-0278/09-02), dated July 3, 2009, and delivered to Brasil Telecom S.A. (“Brasil Telecom”) and Brasil Telecom Participações S.A. (“Brasil Telecom Holding”) for the specific purposes of Article 264 of Brazilian Corporation Law (the “Market Valuation Report”), and (2) our Valuation Report of Book Value of Shareholders’ Equity of Brasil Telecom Holding (RJ-0278/09-01), dated July 22, 2009, and delivered to Brasil Telecom and Brasil Telecom Holding for the specific purposes of Articles 8, 226 and 227 of the Brazilian Corporation Law, and any amendments thereto (the “Book Valuation Report,” and together with the Market Valuation Report, the “Valuation Reports”), as exhibits to Brasil Telecom’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on August 11, 2009 relating to the proposed merger of Brasil Telecom Holding with and into Brasil Telecom and any amendment thereto (the “Registration Statement”), and to the references to our firm and the Valuation Reports in the Registration Statement and the prospectus contained therein.

APSIS CONSULTORIA EMPRESARIAL LTDA.

By	/s/ Luiz Paulo Cesar Silveira
Name:	Luiz Paulo Cesar Silveira
Title:	Partner Director
August 11, 2009